Exhibit 23.1

Zurich, 16 December 2011

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on or about 16 December 2011) pertaining to the UBS Financial Services Inc. 401(k) Plus Plan, of our report dated 3 March 2011 (except for the matter described in the seventh paragraph of our report on the effectiveness of internal control over financial reporting, as to which the date is 10 November 2011) with respect to the consolidated financial statements of UBS AG, and our report dated 3 March 2011 (except for the matter described in the sixth paragraph of our report, as to which the date is 10 November 2011) with respect to the effectiveness of internal control over financial reporting of UBS AG, included in its Annual Report (Form 20-F), as amended by Amendment No. 1 (Form 20-F/A), for the year ended 31 December 2010, filed with the Securities and Exchange Commission.

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